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                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                             (Amendment No.    )

Filed by the Registrant   [X]
Filed by a Party other than the Registrant   [_]
Check the appropriate box:

  [_]  Preliminary Proxy Statement
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       6(e)(2))
  [_]  Definitive Proxy Statement
  [_]  Definitive Additional Materials
  [X]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12
________________________________________________________________________________
                                CATALYTICA, INC.
                (Name of Registrant as Specified in its Charter)

________________________________________________________________________________
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

  [X]  No fee required.
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     (1) Title of each class of securities to which transaction applies:
________________________________________________________________________________
     (2) Aggregate number of securities to which transaction applies:
________________________________________________________________________________
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         pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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  [_]  Check box if any part of the fee is offset as provided by Exchange Act
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     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 4, 2000

A. SCRIPT FOR ANALYST CONFERENCE CALL OF AUGUST 3, 2000:

RICARDO:

Good morning and thank you for joining us.

By now I hope you have seen the press release that has been issued by Catalytica and DSM describing the agreement for DSM to purchase Catalytica for cash and for the concurrent spin-off of our Catalytica Combustion Systems and Catalytica Advanced Technologies companies as a single company to our Catalytica shareholders. We also issued a separate press release this morning announcing our second quarter financial results.

Larry Briscoe, our chief financial officer, is here with me today. He will describe the DSM transaction further in just a moment. I am also joined today by Jackie Cossmon, our VP of investor relations.

Michael Thomas, our president and CEO of Catalytica Pharmaceuticals is in Greenville NC, to describe this transaction to his employees and as such will not be joining us today. Craig Kitchen, our new CEO for Catalytica Combustion Systems, is getting immersed in the business, and is in fact at this time meeting with some of our customers.

I'd like to note that during this conference call we will make forward-looking statements involving risks and uncertainties. Actual results may differ materially from those anticipated by the Company at this time. These risks are more fully described in the Company's public filings with the Securities and Exchange Commission, which we encourage you to consult.

For your convenience, if you have not received a copy of the press releases, they are available at our web site which is www.catalytica-inc.com.
                                            ----------------------
Alternatively, you can call Catalytica at 650-930-6000 and we will FAX you a copy of the releases.

The news we released yesterday is particularly exciting to me for several reasons. You will recall that in March we announced our plan to complete an initial public offering of Catalytica Combustion Systems, in effect selling a minority interest to the public with the possibility of eventually spinning off the rest of the company to the Catalytica, Inc. shareholders. In terms of the overall Catalytica strategy to create valuable companies on the basis of our discoveries and technological innovations, this IPO would have represented the first step in the final goal to have the companies stand on their own as independent entities. Not only would that step have permitted the companies to achieve their full potential, but it also would have served to deliver full value to our shareholders. It has been increasingly evident that having two very diverse companies under Catalytica, especially as Combustion Systems enters its commercialization stage, has made it more difficult for our stakeholders to understand our business, and quite frankly to obtain analyst coverage in a financial market that is geared to cover companies by industry sector.

The announcement to sell the pharmaceutical business and spin-off Combustion Systems represents an acceleration of our strategy to bring the value to our shareholders.

The spin-off of Catalytica Combustion Systems, which will include Catalytica Advanced Technologies, is intended to enable shareholders of Catalytica to recognize the full value of these entities. CCSI will stand on its own and obtain the benefits of being a company focused on the energy technology sector, which has experienced keen interest from the financial community and others. I believe that under the new leadership of Craig Kitchen, CCSI is ready to move forward to commercialize Xonon and achieve its full potential.

Finally, and perhaps most importantly, through the sale of Catalytica to DSM, we will offer excellent value to our shareholders for the Catalytica Pharmaceuticals portion of our business, which we have enhanced over the past two years by expanding the number of services, our customer base, and our manufacturing capacity. A larger Pharmaceutical entity responds well to the changing dynamics of the market, where there has been continuing consolidation and globalization.

We began talking to DSM several months ago to determine if there was a way to unite our businesses to achieve the critical mass that we believe will make a true outsourcing manufacturing partner to the industry. The more we explored, the more we realized that there were a number of synergies that would make the combined entity more powerful than either one standing on its own. These synergies include technology, services and geographic presence. Also, from our standpoint, the combination into a larger entity with a consequent broader customer base will permit a very effective
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management of the transition in our pharmaceutical business from the original purchase of the Greenville site from GW and the change in our supply agreement with that important customer.

I would now like to turn the discussion over to Larry Briscoe who will provide some specifics on the transaction and I'll also ask him to make some brief comment about the second quarter results.

LARRY:

Thanks Ricardo and good morning.  Let me briefly describe this transaction.

DSM has agreed to purchase Catalytica's pharmaceutical business through the purchase of Catalytica Inc. for a price of $750 million and the assumption of debt, the current portion of which is approximately $50 million. The purchase price will be paid in cash and will be subject to certain adjustments which I'll describe in a moment. The transaction is structured as a merger of Catalytica with a wholly owned U.S. subsidiary of DSM so that at the completion of the transaction Catalytica will operate as a subsidiary of DSM. As Ricardo mentioned, concurrently with the sale of the pharmaceuticals business, Catalytica will distribute to Catalytica shareholders their proportional ownership of Catalytica Combustion Systems and Catalytica Advanced Technologies, which will be combined into a single entity.

The cash purchase price to be paid to Catalytica shareholders by DSM is subject to certain adjustments. In particular, the purchase price will be reduced by the tax liability that will be incurred by Catalytica with respect to the spin-off of the combustion business. The tax liability of the spin-off will be based on the weighted average trading price of the spin-off company on the first day of trading.

The purchase price will also be reduced by the amount of capital that is contributed by Catalytica to the combustion systems spin-off to provide the company with adequate operating capital. Catalytica currently expects to contribute between $40 to 50 million to the combustion company. These reductions will be partially offset by the proceeds from the exercise of options and warrants to purchase Catalytica common stock prior to the merger.

Once these adjustments to the purchase price are made, the net purchase price will be distributed to Catalytica shareholders. While the exact amount of this distribution is a function of several factors, including the tax liability of the spin-off we expect that that the final distribution will be on the order of $ 9 to 10 per share.

We believe this transaction will be complete sometime in the fourth quarter. It is subject to customary closing conditions, such as Catalytica shareholder approval and the approval by certain regulatory bodies.

SECOND QUARTER

Before I turn the presentation back to Ric, let me briefly discuss the second quarter results. As mentioned in the first quarter, our second quarter was projected to be a difficult one due to the planned step down of the Glaxo Welcome and Warner Lambert business, which was also primarily business associated with products that we were making under the original Glaxo contract. These declines were offset somewhat by new contract sales at the Greenville facility and a significant increase in research revenues. Our net revenue declined by about $20 million in Q2, 2000 compared to Q2 last year.

As expected, our bottom line was impacted by the lower sales, as well as a higher tax rate that jumped from 24% in the second quarter of last year to nearly 38% in Q2, 2000, putting us at $.08 cents per share for the quarter compared with $0.14 for the same quarter last year.

I'll now turn the presentation back to Ricardo.

RICARDO:

Thanks Larry.  A couple of highlights for the quarter.

On the Combustion Systems side of our business, during the second quarter we announced two additional orders for Xonon in the important and we believe growing distributed generation market. S&S Energy, a GE company and Alliance power ordered 6 GE PGT 10B turbines and Enron and Kawasaki announced the use of Xonon for 3 Kawasaki turbines for a distributed generation project in the Northeast. We also announced an award through the DOE to broaden the application of our Xonon technology to other gas turbines. This grant provides funding for work with Solar and Rolls Royce to incorporate Xonon into their gas turbines for distributed generation.

We also strengthened our management team in Combustion Systems through the addition of Carl Schopfer, as senior vice president of engineering and Craig Kitchen, as our president and CEO. Craig has been here a total of 17 days, and he has
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already immersed himself in the business.  He will be reporting to you in the future about the progress that CCSI is making in the commercialization of Xonon.

I'll now take your questions. As usual, the call is open only to questions from analysts. For those of you who can not call in questions at this time but would like to talk to us, as usual we welcome your calls to the company anytime.
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B. LETTER TO CATALYTICA CUSTOMERS DATED AUGUST 2, 2000

[Catalytica Logo]

August 2, 2000

[Customer Name ]
[Customer Address]

VIA FACSIMILE:               [Customer Fax Number]

Dear [Customer Name]:

The attached press release announces that we are joining forces with DSM, a world recognized leader in the manufacture of chemical intermediates, biopharmaceuticals, and active pharmaceutical ingredients for the pharmaceutical industry.

By combining the capabilities of DSM and Catalytica Pharmaceuticals, we will become one of the largest and highest quality pharmaceutical outsourcing operations in the world. We will have a truly global presence, with major
operations in both Europe and North America.   We will also offer the most
comprehensive spectrum of services to the pharmaceutical industry, from chemical process development and commercial scale manufacture of active pharmaceutical ingredients, to analytical chemistry, formulation development and secondary manufacture of sterile perenterals, tablets, capsules, ointments, liquids and creams. In addition, our combined entity will now have the ability to manufacture and produce active biological ingredients through DSM's biologic fermentation facility and Catalytica's state-of-the-art sterile production operation where we already produce sterile parenterals, otics and ocular products.

We look forward to serving your needs through our expanded and enhanced services. As we begin to integrate more completely our capabilities with DSM's, I look forward to providing information about the additional services that we will have to offer.

If you have any questions, please do not hesitate to contact me at [omitted].

Very truly yours,

/s/ Michael Thomas

Michael Thomas
President & CEO
Catalytica Pharmaceuticals, Inc.

Enclosures

In connection with the acquisition, Catalytica will be filing a proxy statement with the Securities and Exchange Commission. STOCKHOLDERS OF CATALYTICA ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement when it becomes available and other documents filed by Catalytica with the Securities and Exchange Commission in connection with the merger at the Securities and Exchange Commission's web site at www.sec.gov. Stockholders of Catalytica may also obtain for free the proxy statement and other documents filed by Catalytica in connection with the merger by directing a request to: Catalytica, Inc., 430 Ferguson Drive, Mountain View, California 94043, Attention: Jackie Cossmon, VP of Investor Relations, Telephone: 650-960-3000, ext. 6204.

Catalytica and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Catalytica stockholders in favor of the acquisition. These directors and executive officers include the following: James Cusumano, Richard Fleming, Alan Goldberg, Howard Hoffen, Ricardo Levy, Ernest Mario, John Urquhart, Lawrence
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Briscoe, Jackie Cossmon, Ralph Dalla Betta and John Hart. Collectively, as of
April 14, 2000, the directors and executive officers of Catalytica may be deemed to beneficially own approximately 34.6% of the outstanding shares of Catalytica common stock. Stockholders of Catalytica may obtain additional information regarding the interests of the participants by reading the proxy statement when it becomes available.